Exhibit 14.1

Aqua Quest International, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

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The Board of Directors (the “Board”) of Aqua Quest International, Inc.  (the “Company”) has adopted this Code of Business Conduct and Ethics (“Code”) for you, the employees, officers and directors of the Company and its subsidiaries. This Code sets out basic principles and standards of conduct to guide you. The purpose of the Code is to underscore and further strengthen the Company’s commitment to a business culture of honesty and accountability and to inform you of the appropriate means to ask questions concerning the applicability of this Code and to report violations of this Code. The Board’s Nominating and Corporate Governance Committee will periodically review this Code and propose modifications for the Board’s consideration as appropriate.

1. Compliance Standards.

All employees, officers and directors must conduct themselves in accordance with the Code. However, this Code does not replace thoughtful behavior but serves as a source of guiding principles. This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that the Company must ultimately rely on each employee's, officer's and director's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. The Company's business depends on the reputation of all of its employees, officers and directors for integrity and principled business conduct. Thus, in many instances, the standards referenced in this Code go beyond the requirements of the law.

This Code also does not replace or supersede existing rules, policies, or guidelines of the Company such as the Company’s Employee Handbook. All claims of violations of this Code will be investigated by appropriate personnel or Company representatives. Those who violate the standards in this Code may be subject to disciplinary action, including dismissal. If you are in a situation which you believe may violate or lead to a violation of this Code, you should consult your supervisor or manager or the Office of the General Counsel.

2. Directors, Officers and Employees Should Act with Honest and Ethical Conduct.

The Company’s directors, officers and employees should act ethically and in good faith, with honesty and integrity, when acting on behalf of the Company or in connection with the Company’s business or operations.

3. Directors, Officers and Employees Must Comply with Laws, Rules and Regulations.

The Company strives to be a good corporate citizen and comply with all applicable laws, rules, regulations and ordinances. You must also comply with all laws, rules, regulations and ordinances affecting the Company, including insider trading laws. Generally, it is both illegal and against Company policy for any employee, officer or director who is aware of material nonpublic information relating to the Company to buy or sell any securities of the Company, or recommend that another person buy, sell or hold the securities of the Company. Insider trading can subject you and the Company to fines and imprisonment. If you are unsure about any aspect of these laws, you should seek advice from officers, supervisors, managers or other appropriate personnel.

4. Employees, Officers and Directors Must Avoid Conflicts of Interest.

Employees, officers and directors must avoid conflicts of interest involving the Company or its business. A “conflict of interest” occurs when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in or with the Company. Loans to, or guarantees of obligations of, such persons are of special concern, and must comply with all laws. Any employee, officer or director who becomes aware of a conflict or potential conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should bring it to the attention of the Office of the General Counsel. Conflicts of interest may not always be clear, so if you have a question, you should consult with the Office of the General Counsel or other personnel or legal counsel designated by the Company from time to time.

5. Confidentiality of Company Information Must Be Maintained.

Employees, officers and directors of the Company must maintain the confidentiality of information entrusted or made available to them by the Company or its customers, except when disclosure is authorized by the Company or legally mandated, and must not use that information for personal advantage. Confidential information includes all financial and other non-public information and other records that, if disclosed, might be of use to competitors, or harmful to the Company or its customers.

6. Directors, Officers and Employees Are Prohibited from Taking the Company’s

Corporate Opportunities.

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of the Company’s property, information or position, (b) using the Company’s property, information or position for improper personal gain, or (c) competing with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

7. Fair Dealing in All Activities Is Expected.

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. An employee, officer or director should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice in connection with the Company’s business.

8. Directors, Officers and Employees Should Protect and Properly Use the Company’s Assets.

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes. Company equipment should not be used for non-Company business, but incidental personal use may be permitted.

9. Equal Employment Opportunity and Harassment.

The Company’s focus in personnel decisions is on merit and contribution to the Company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. The Company is committed to providing equal employment opportunity along with a workplace free from discrimination and harassment.

10. Communication with the Media.

The focus of the Company on serving the best interests of clients and shareholders requires the Company to maintain a coordinated and effective approach to communicating with outside constituencies. In order to ensure that all information about the Company provided to the media and other related parties is accurate, non-confidential, and in compliance with all applicable laws, contact with the media and such other parties is restricted to the Company’s Director of Investor Relations and such other persons who may be designated as spokespersons for the Company from time to time by the Chief Executive Officer and the Chief Financial Officer or by the Company’s Disclosure Committee. If you receive a request from someone outside of the Company for nonpublic information, you should not respond and should contact the Office of the General Counsel. For more information regarding the disclosure of information about the Company, refer to the Company’s General Statement of Policy on Disclosures of Information.

11. Waivers of this Code Must Be Approved and Disclosed.

Any waiver of this Code for executive officers or directors of the Company may be made only by the Nominating and Corporate Governance Committee of the Board and will be promptly made available to the Company’s shareholders on the Company’s website or by such other means as required by law or exchange rules.

A copy of this Code will be found on the Company’s website.

12. Directors, Officers and Employees Must Report Illegal or Unethical Behavior or

Violations of this Code.

We must all work to ensure prompt and consistent action against violations of this Code. Employees should, when in doubt about the best course of action in a particular situation, seek guidance by contacting a supervisor or the General Counsel. Employees must report any observed illegal or unethical behavior or violations of this Code to a supervisor or the General Counsel. Any report of a possible violation of this Code may be made to a supervisor, or the General Counsel, or anonymously if the claimant so desires by calling the Company’s Whistleblower Hotline at (number to be established) or by sending an anonymous e-mail or Internet-based message, and all claimants shall be provided confidentiality to the extent practicable in the handling of the potential violation. It is Company policy that no one be subject to retaliation because of a good faith report of a suspected violation.

The Company will promptly investigate any reported matter and will take appropriate corrective and/or disciplinary action, up to and including dismissal, and, if warranted, initiate legal proceedings. It is imperative that reporting persons not conduct their own preliminary investigations with respect to alleged violations of this Code. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. Employees, officers and directors are expected to cooperate fully in any investigation of any potential violation of this Code.

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s employees, officers and directors in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, client, supplier, competitor, shareholder or any other person or entity.

Aqua Quest International, Inc.

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

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The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

1. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

2. The CEO and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3. The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4. The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

I understand that the Code is subject to all applicable laws, rules and regulations. I understand that there shall be no waiver of, modification of, or change to any part of the Code except by a vote of the Board of Directors or a designated Board committee. In the event that a waiver of, modification of, or a change to the Code is granted, then the notice of the waiver, modification and/or change shall be posted on the Company’s website within five business days of the Board of Director’s or designated Board committee’s vote or shall be disclosed otherwise as required by applicable law or FINRA or SEC rules. Notices posted on the Company website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

President

Aqua Quest International, Inc.

WHISTLEBLOWER PROTECTION PROCEDURES

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Complaint Procedures for Accounting Matters

Any individual may submit a good faith complaint regarding accounting or auditing matters to the Company’s Audit Committee and employees of the Company may do so without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company’s Audit Committee will oversee treatment of concerns in this area.

In order to facilitate the reporting of complaints, the Company’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt of Accounting Complaints

Individuals with concerns regarding Accounting Matters may report their concerns on a confidential or anonymous basis to the Audit Committee through the following means:

•Hotline: In order to report a complaint using the hotline, the caller will be prompted to leave a voicemail message. After recording, the caller’s voice will be electronically distorted to ensure anonymity prior to delivery of the voicemail to the Audit Committee.

•E-mail: A complaint may be submitted via e-mail. After sending the e-mail, the sender’s e-mail address will automatically be deleted from the e-mail prior to delivery of the e-mail to the Audit Committee.

•Web: A complaint may be submitted by logging on to a website. After submitting a complaint through the Web, the sender’s IP address will automatically be deleted from the message prior to delivery of the message to the Audit Committee.

When an individual sends a message using any of these methods, the sender will receive back a 15-digit code that can be used to access the status of the sender’s message. The Audit Committee may also use this code to ask the sender, with complete confidentiality, for additional information regarding the sender’s message.

Scope of Matters Covered by These Procedures

These procedures relate to complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

• fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

• fraud or deliberate error in the recording and maintaining of financial records of the Company;

• deficiencies in or noncompliance with the Company’s internal accounting controls;

• misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

• deviation from full and fair reporting of the Company’s financial condition.

Treatment of Complaints

• Upon receipt of a complaint, the Audit Committee will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender (anonymously).

• Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by such other persons as the Audit Committee determines to be appropriate, including the General Counsel and Internal Audit. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

• If a complaint relates to a non-Accounting Matter, the Audit Committee will forward such complaint to the General Counsel.

• Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. However, individuals submitting complaints should note that the Audit Committee must be able to distinguish between meritorious complaints and specious complaints. As a result, individuals submitting complaints should provide as much detailed and specific information as possible in the complaint without compromising anonymity, if desired.

• The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Retention of Complaints and Investigations

• The Audit Committee, or a third-party designee of the Audit Committee, will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Board of Directors.

Aqua Quest International, Inc.

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Insider Trading Code of Business Ethics

Our success in the marketplace requires that we maintain the trust and confidence of the investment community. Our employees must act with integrity when trading public securities, adhering to all applicable laws.

Insider trading may occur when an employee:

1Knows material non-public information about any company with whom Aqua Quest International, Inc. has a business relationship or about Aqua Quest International, Inc.

1Buys, sells, or otherwise trades a company's securities, such as stocks, bonds or options while in possession of that information or tells others about it before it is made public.

“Material non-public information” is information that would affect a reasonable investor's decision on whether or not to invest in a company's securities. Examples include, but are not limited to:

(1)Unpublished financial results.

(1)News of a pending or proposed company transaction.

(2)Significant changes in corporate objectives.

(3)News of a significant sale of assets.

(4)Changes in dividend policies.

(5)Financial liquidity problems.

(6)Other material news

Circumstances suggesting the possibility of insider trading may result in an investigation by a stock exchange or by governmental authorities. Such an investigation could damage our brand and reputation and result in liabilities or penalties, including criminal charges and/or fines against the employee.

Our Responsibilities

Our employees are expected to be very careful when trading securities to make sure that trades are not made while in possession of material non-public information.

Our employees must:

•Direct questions related to insider trading laws to the company’s legal department.

•Allow approximately two full trading days after any material nonpublic information of which we are aware has been made available to the public before trading any securities.

Our employees must not:

•Trade the securities of any related company, customers or other companies with whom we have a business relationship while in possession of material nonpublic information.

•Trade in options, warrants, “puts” and “calls” or similar instruments on any such stock or sell any such stock “short.”

•Give material nonpublic information to anyone not authorized to have that information, including other Aqua Quest International, Inc. employees. If that information is subsequently used by the person to trade on securities, it may be considered illegal “tipping” and a violation of insider trading laws.

I have received a copy of this Code of Ethics, have read and understood it, had a chance to ask questions, and agree to abide by this Code of Ethics on insider trading.

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Employee